UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OLD DOMINION FREIGHT LINE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way

Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. (the “Company”) will be held Monday, May 21, 2007, at 10:00 a.m. Eastern Daylight Time, in the Company's executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360, for the following purposes:

1.	To elect a board of nine directors of the Company.

2.	To transact such other business as may be brought before the meeting.

Shareholders of record at the close of business on April 2, 2007, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Joel B. McCarty, Jr.
Secretary

Thomasville, North Carolina

April 17, 2007

If you do not intend to be present at the meeting, please sign, date and return the accompanying proxy promptly so that your shares of
Common Stock may be represented and voted at the Annual Meeting.
A return envelope is enclosed for your convenience.

OLD DOMINION FREIGHT LINE, INC.

Executive Offices: 500 Old Dominion Way

Thomasville, North Carolina 27360

PROXY STATEMENT

This proxy statement is being sent to shareholders on or about April 17, 2007, in connection with the solicitation of proxies by the Board of Directors of Old Dominion Freight Line, Inc. (the "Company", “we”, “us” or “our”) for use at the Annual Meeting of Shareholders to be held at the Company’s executive offices on Monday, May 21, 2007, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof (the “Annual Meeting”).

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and we will reimburse them for their reasonable expenses in so doing.

The Board of Directors has fixed April 2, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On April 2, 2007, there were 37,284,675 outstanding shares of common stock of the Company, each entitled to one vote.

The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect, although they will be counted for purposes of establishing the presence of a quorum. Brokers who are members of the New York Stock Exchange, Inc. and who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Such proxies, whether submitted by shareholders of record or by brokers holding shares in street name for their customers ("broker non-votes"), will be voted in favor of nominees for directors. Broker non-votes will not be counted either way in voting on other matters (where direction of beneficial owners is required) and, therefore, will have the effect of negative votes.

Any shareholder submitting the accompanying proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy attends the Annual Meeting and elects to vote in person.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, the only class of voting security, as of April 2, 2007, or such other date as indicated in the footnotes to the table, for (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director; (iii) each executive officer; and (iv) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent
Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	3,727,541	(2)	9.9%

Munder Capital Management 480 Pierce Street Birmingham, MI 48009	2,820,066	(3)	7.6%

David S. Congdon	2,770,017	(4)	7.4%

Earl E. Congdon	2,249,634	(5)	6.0%

John R. Congdon 7511 Whitepine Road Richmond, VA 23237	2,120,194	(6)	5.7%

Jeffrey W. Congdon 7511 Whitepine Road Richmond, VA 23237	2,049,546	(7)	5.5%

John R. Congdon, Jr. 7511 Whitepine Road Richmond, VA 23237	1,855,818	(8)	4.9%

John B. Yowell	1,603,494	(9)	4.3%

John A. Ebeling	16,875		*

J. Wes Frye	10,958	(10)	*

Joel B. McCarty, Jr.	7,562	(11)	*

J. Paul Breitbach	4,925		*

Franz F. Holscher	3,375		*

Robert G. Culp, III	1,675	(12)	*

W. Chester Evans, III	—		—

All Directors and Executive Officers as a Group (12 persons)	9,129,344	(13)	24.5%

*	Less than 1%.

(1)	Except as described below, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.
(2)	Information was obtained from a Schedule 13G filed on February 14, 2007 with the SEC by FMR Corp. and Edward C. Johnson 3d. Mr. Johnson and FMR Corp., through its control of various subsidiaries, each have sole power to dispose or to direct the disposition of 3,727,541 shares and sole power to vote or direct the vote of 130,571 shares of our common stock.
(3)	Information was obtained from a Schedule 13G filed on February 14, 2007 with the SEC by Munder Capital Management (“Munder”), an investment adviser formed under the general partnership laws of the state of Delaware. Munder is the beneficial owner of 2,820,066 shares of our common stock on behalf of its numerous clients who have the right to receive and the power to direct the receipt of dividends from, or the proceeds of the sale of, such common stock. No such client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of our common stock. Munder has the sole power to dispose or to direct the disposition of 2,820,066 shares and sole power to vote or direct the vote of 2,674,562 shares of our common stock.
(4)	Includes (i) 29,578 shares owned of record by the named shareholder; (ii) 581,845 shares held as trustee of the David S. Congdon Revocable Trust, dated December 3, 1991; (iii) 28,698 shares held as trustee of the David S. Congdon Grantor Retained Annuity Trust 2005; (iv) 309,204 shares held as custodian for minor children of the shareholder; (v) 35,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Marilyn Congdon; (vi) 35,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Kathryn Congdon; (vii) 35,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Ashlyn Congdon; (viii) 1,002,375 shares held through shared voting and investment rights as trustee under the Earl E. Congdon Intangibles Trust, dated July 23, 2003; (ix) 347,625 shares held through shared voting and investment rights as trustee under the Kathryn W. Congdon Intangibles Trust, dated May 23, 2001; (x) 277,534 shares held through shared voting and investment rights with the shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #1, dated December 1, 1992; (xi) 39,500 shares owned by the shareholder’s spouse; (xii) 21,367 shares held through shared voting and investment rights with shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #2, dated November 18, 1999; and (xiii) 24,558 shares held as trustee under the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004.
(5)	Includes (i) 1,002,375 shares held through shared voting and investment rights as grantor of the Earl E. Congdon Intangibles Trust, dated July 23, 2003; (ii) 471,908 shares as trustee and grantor of the Earl E. Congdon Granter Retained Annuity Trust 2005; and (iii) 140,625 shares held through shared voting and investment rights as grantor of the 1998 Earl E. Congdon Family Trust. Also includes (i) 128,388 shares held by the shareholder’s spouse as trustee of the The Earl E. Congdon GRAT Remainder Trust 2004; (ii) 158,713 shares held by the shareholder’s spouse as trustee of The Earl E. Congdon GRAT Remainder Trust; and (iii) 347,625 shares owned beneficially by the shareholder’s spouse through shared voting and investment rights under the Kathryn W. Congdon Intangibles Trust, with respect to all of which Earl E. Congdon disclaims beneficial ownership.
(6)	Includes (i) 1,973,724 shares held as trustee of the John R. Congdon Revocable Trust; (ii) 140,625 shares held through shared voting and investment rights as trustee of the 1998 Earl E. Congdon Family Trust; and (iii) 5,845 shares owned by the shareholder’s spouse as trustee of the Natalie Congdon Revocable Trust, with respect to which John R. Congdon disclaims beneficial ownership.
(7)	Includes (i) 717,767 shares held as trustee of the Jeffrey W. Congdon Revocable Trust; (ii) 219,618 shares held as trustee of the John R. Congdon Trust for Michael Davis Congdon; (iii) 219,618 shares held as trustee of the John R. Congdon Trust for Peter Whitefield Congdon; (iv) 219,617 shares held as trustee of the John R. Congdon Trust for Mary Evelyn Congdon; (v) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (vi) 219,630 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; and (vii) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry.

(8)	Includes (i) 714,004 shares held as trustee of the John R. Congdon, Jr. Revocable Trust; (ii) 234,360 shares held as trustee of the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr.; (iii) 234,528 shares held as trustee of the John R. Congdon Trust for Mark Ross Congdon; (iv) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (v) 219,630 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; and (vi) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry.
(9)	Includes (i) 64,016 shares owned of record by the named shareholder; (ii) 169,579 shares held as trustee of the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992; (iii) 5,953 shares owned of record by the shareholder’s spouse; (iv) 597,707 shares held by the shareholder’s spouse as trustee of the Audrey L. Congdon Revocable Trust, dated March 27, 1992; (v) 37,527 shares held by the shareholder’s spouse as trustee of the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; (vi) 58,792 shares held by the shareholder’s spouse as trustee of the Audrey L. Congdon Grantor Retained Annuity Trust 2005; (vii) 206,136 shares held by the shareholder’s spouse as custodian for minor children; (viii) 35,911 shares held by the shareholder’s spouse as trustee of an irrevocable trust, dated December 18, 1998, f/b/o Megan Yowell; (ix) 35,911 shares held by the shareholder’s spouse as trustee of an irrevocable trust, dated December 18, 1998, f/b/o Seth Yowell; (x) 247,093 shares held by the shareholder’s spouse through shared voting rights as trustee of the Karen C. Vanstory Irrevocable Trust #1, dated December 1, 1992; (xi) 52,311 shares held by the shareholder’s spouse as trustee of the Karen C. Pigman Grantor Retained Annuity Trust; (xii) 68,000 shares held by the shareholder’s spouse as trustee of the Karen C. Pigman 2006 Grantor Retained Annuity Trust; and (xiii) 24,558 shares held through shared voting and investment rights as trustee under the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004.
(10)	Includes (i) 8,348 shares owned of record by the named shareholder; (ii) 2,273 shares owned in the named shareholder’s 401(k) retirement plan; and (iii) 337 shares owned by the named shareholder’s spouse.
(11)	Includes (i) 6,962 shares owned of record by the named shareholder; (ii) 500 shares owned by the named shareholder’s daughter; and (iii) 100 shares by the named shareholder’s daughter as custodian for minor children.
(12)	Consists of 1,675 shares owned by the named shareholder’s spouse.
(13)	The group total for all Directors and Executive Officers includes 1,515,183 shares that have shared voting power between individuals within the group. These shares are counted only once in the total for the group.

ELECTION OF DIRECTORS

Our bylaws provide that the number of directors shall be not less than five nor more than nine. The Governance and Nomination Committee of our Board of Directors has determined that the number of directors should remain at nine in 2007. Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nomination Committee has recommended, and the entire Board of Directors has approved, the nine individuals named below to serve as directors until the next Annual Meeting and until their successors shall have been elected and shall qualify. The age and a brief biographical description of each director nominee are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors if elected.

Nominees for election as directors are:

Earl E. Congdon (76) joined us in 1949 and has served as Chairman of the Board of Directors and Chief Executive Officer since 1985 and as a director since 1952. He is a son of E. E. Congdon, one of our founders, the brother of John R. Congdon, the father of David S. Congdon and the father-in-law of John B. Yowell.

John R. Congdon (74) joined us in 1951 and is currently a Senior Vice President. He has served as Vice Chairman of the Board of Directors since 1985 and as a director since 1955. He is also the Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., a North Carolina corporation that is primarily engaged in the full-service leasing of tractors, trailers and other equipment. He is a son of E. E. Congdon, one of our founders, the brother of Earl E. Congdon and the father of John R. Congdon, Jr.

David S. Congdon (50) joined us in 1978 and has served as our President and Chief Operating Officer since May 1997. Between 1978 and 1997, he held various positions in operations, maintenance and engineering. Mr. Congdon became a director in 1998 and is the son of Earl E. Congdon.

J. Paul Breitbach (69) was elected a director in 2003 and also serves as a director of The Shepard Street Funds, Inc. From November 1992 to his retirement in January 2002, Mr. Breitbach was employed by Krispy Kreme Doughnuts, Inc. where he held Executive Vice President positions in Finance and Administration as well as Support Operations.

John R. Congdon, Jr. (50) was elected a director in 1998. He currently serves as the Vice Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., where he has been employed since May 1979. He is the son of John R. Congdon.

Robert G. Culp, III (60) was elected a director in 2003 and also serves on the Board of Directors of Stanley Furniture Company, Inc. Mr. Culp is the Chairman of the Board of Directors of Culp, Inc., a High Point, North Carolina-based producer of upholstery and mattress fabrics, which he co-founded in 1972.

John A. Ebeling (69) was elected a director in 1985. He formerly served as Vice Chairman of our Board of Directors from May 1997 to May 1999 and as President and Chief Operating Officer from August 1985 to May 1997. Mr. Ebeling was previously employed by ANR Freight Systems from 1978 to 1985, holding the positions of Chairman and Chief Executive Officer.

W. Chester Evans, III (57) was elected a director in 2006 and also serves on the Board of Directors of Step2 Holdings, LLC and CHG Holdings, LLC, both of which are privately held. He is a retired Partner with KPMG LLP where he served in various audit and management capacities from 1971 to 2006. Mr. Evans is a Certified Public Accountant.

Franz F. Holscher (85) was elected a director in 1991. He served in a number of executive positions from 1970 to 1987 with Thurston Motor Lines, Inc. and was its Chairman of the Board of Directors from July 1984 through December 1987, when he retired.

The Board of Directors recommends a vote “FOR” the election of each of the nominees identified above.

EXECUTIVE OFFICERS

The following provides certain information concerning the executive officers of the Company who are not directors:

John B. Yowell (55) joined us in February 1983 and has served as Executive Vice President since May 1997. He has also held senior positions in many functional areas including Corporate Services, Operations and Information Technology. He is a son-in-law of Earl E. Congdon.

J. Wes Frye (59) has served as Senior Vice President – Finance since May 1997. He has also served as Chief Financial Officer and Treasurer since joining us in February 1985 and has held the position of Assistant Secretary since December 1987. Mr. Frye is a Certified Public Accountant.

Joel B. McCarty, Jr. (69) was appointed Senior Vice President in May 1997 and has served as General Counsel and Secretary since joining us in June 1987. He was formerly the Assistant General Counsel of McLean Trucking Company and was in private law practice prior to 1985.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), the Company’s Board of Directors must consist of a majority of independent directors, as determined in accordance with NASD Rule 4200(a)(15). The Board has determined that Messrs. Breitbach, Culp, Ebeling, Evans and Holscher (collectively, the “independent directors”) are independent. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion Freight Line, Inc. In making these determinations, the Board reviewed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Additionally, the Board considered John A. Ebeling’s former employment with the Company and determined that such former employment did not impair or otherwise affect Mr. Ebeling’s status as an independent director. The Company’s Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice each year. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board”, in this proxy statement.

Attendance and Committees of the Board

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. All directors were present, except John A. Ebeling, at the previous Annual Meeting that was held on May 22, 2006. Our Board of Directors held four quarterly meetings and two special telephonic meetings during 2006. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance and Nomination Committee. Each member of the Audit Committee, the Compensation Committee and the Governance and Nomination Committee is independent as defined under current NASDAQ listing standards. All incumbent directors attended more than 75% of the aggregate meetings held by the Board and its committees in 2006.

Executive Committee

The Executive Committee consists of Earl E. Congdon (Chairman), John R. Congdon and David S. Congdon. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, to the extent permitted by our bylaws and applicable law. This committee did not meet in 2006.

Audit Committee

The Audit Committee consists of J. Paul Breitbach (Chairman), John A. Ebeling and W. Chester Evans, III, each of whom the Board of Directors has determined is independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. The Board of Directors has determined that all Audit Committee members are financially literate and that Messrs. Breitbach and Evans qualify as “audit committee financial experts” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Election of Directors” in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our website at http://www.odfl.com/company/corpGovernance.shtml. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee”, which is included in this proxy statement. The Audit Committee met four times in 2006 and, in addition, held eight telephonic meetings. The eight telephonic meetings of the Audit Committee included, among other things, a telephonic meeting after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP, the quarterly financial results to be included in the Company’s earnings release.

Compensation Committee

Our Compensation Committee consists of W. Chester Evans, III, (Chairman), Robert G. Culp, III and Franz F. Holscher, each of whom the Board of Directors has determined to be independent pursuant to NASDAQ listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms. On December 20, 2006, Mr. Evans was nominated and the Board of Directors approved him to serve as Chairman of the Compensation Committee. Prior to Mr. Evans being appointed to and elected Chairman of this Committee, Mr. Holscher served as its Chairman and John A. Ebeling served as a member.

The Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. Subsequent to this review and by majority vote, the Committee recommends to the Board for final approval any and all changes it considers appropriate to each individual executive officer’s compensation and our compensation programs to maintain alignment with our overall compensation philosophy. Please refer to the “Report of Compensation Committee” and the compensation philosophy and actions taken in 2006 described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee also reviews and evaluates the fees paid to members of our Board of Directors.

The Committee has established and maintains a formal written charter, which has been approved by the Board of Directors and is published on the Company’s website at http://www.odfl.com/company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources, to the extent required to fulfill its responsibilities. To assist the Committee in its 2007 review of the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation, the Committee engaged an independent executive compensation consulting firm, Hay Group, Inc., in March 2007. The Compensation Committee met one time and held two telephonic meetings in 2006. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee to fulfill its responsibilities; however, no authority was delegated in 2006.

Governance and Nomination Committee

The Governance and Nomination Committee consists of Robert G. Culp, III, (Chairman), J. Paul Breitbach and W. Chester Evans, III, each of whom the Board of Directors has determined is independent pursuant to NASDAQ listing standards. This committee makes recommendations concerning the size and composition of the Board of Directors, evaluates and recommends candidates for election as directors (including nominees recommended by shareholders), coordinates the orientation and educational requirements of new and existing directors, develops and implements the Company’s corporate governance policies and assesses the effectiveness of the Board of Directors and its committees. The charter for this committee is available on our website at http://www.odfl.com/Company/corpGovernance.shtml. The Governance and Nomination Committee met three times and held one telephonic meeting in 2006.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s duties and responsibilities in light of the best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our website at http://www.odfl.com/company/corpGovernance.shtml.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our website at http://www.odfl.com/company/corpGovernance.shtml. Any waivers or substantive amendments to our Code of Business Conduct applicable to the Company’s directors or executive officers will be disclosed and filed with the SEC on a Form 8-K. Any waiver or substantive amendment of the Code of Business Conduct for directors or executive officers may be made only by the Board or a Board committee.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by the Corporate Secretary and be promptly delivered to each member of the Board, or, as appropriate, to the member(s) of the Board named in the communication.

Director Nominations

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include, but are not limited to, high personal and professional ethics and values; relevant educational and business experience; willingness to devote the time required to evaluate the effectiveness of management; and a commitment to represent the best interests of the Company and its shareholders. After this evaluation process is concluded, the Governance and Nomination Committee selects and submits nominees to the Board of Directors for further consideration and approval.

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Secretary of the Company (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chairman of the Governance and Nomination Committee for consideration. When submitting a nomination to the Company for consideration, a shareholder must provide the following minimum information for each director nominee: full name, address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Company shares owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with the Company’s bylaws, as described in more detail in Article 3, Section 6 of the Company’s bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Company’s outstanding stock for at least one year as of the date of such recommendation, the Company, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

In addition to potential director nominees submitted by shareholders, the Governance and Nomination Committee considers candidates submitted by directors, as well as self-nominations by directors, and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee using the board membership criteria described above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve permitted services under $20,000 provided that the Chairman reports any decisions to all members of the Committee at the earliest convenience. In the event the Chairman is unavailable, the remaining members must unanimously approve the request for permitted services, not to exceed $20,000, and notify the Chairman at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee of the Board of Directors has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, in compliance with section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related SEC rules and regulations. The Audit Committee has contracted with a third party to provide a toll-free telephone service that is staffed 24 hours a day, seven days a week. This service documents the complaint, assigns a reference number to the complaint for tracking purposes and forwards that information, through email, to the Audit Committee Chairman and the Director of Internal Audit. In the event the complaint concerns an internal audit matter, only the Audit Committee Chairman is notified. The Audit Committee Chairman, using whatever resources are required, investigates the complaint and initiates corrective action when appropriate. The identity of the caller and the details of the complaint remain anonymous throughout this process. The Company periodically tests this process to ensure that complaints are handled in accordance with these procedures.

Compensation Committee Interlocks and Insider Participation

There are currently no Compensation Committee interlocks or insider participation; however, John A. Ebeling, who served as a member of our Compensation Committee until December 20, 2006, formerly served as our Vice Chairman of the Board from May 1997 to May 1999 and as our President and Chief Operating Officer from August 1985 to May 1997. As part of its determination that a majority of the members of the Board of Directors are independent in accordance with applicable NASDAQ listing standards, the Board reviewed and considered Mr. Ebeling’s former employment with the Company. The Board has determined that such former employment did not impair or otherwise affect Mr. Ebeling’s status as an independent director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of the reports filed with the SEC since January 1, 2006 and on representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed in 2006 on a timely basis, except for Robert G. Culp, III, who failed to file a timely Form 4 for his spouse’s purchase of 1,000 shares of our common stock on December 18, 2006.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter adopted on April 24, 2000, which is reviewed on an annual basis and most recently revised on January 29, 2007. The charter is available on the Company’s website at http://www.odfl.com/company/corpGovernance.shtml. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and NASDAQ listing standards. Two members, including the Chairman, are designated as “audit committee financial experts” as defined by SEC rules and regulations. The Chairman of the Audit Committee reports the Audit Committee’s actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2006, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•

reviewed and discussed the Company’s quarterly earnings press releases and the quarterly financial statements filed on Forms 10-Q with the SEC, with management and the Company’s independent registered public accounting firm, Ernst & Young LLP;

•	reviewed with management, the internal auditor and Ernst & Young LLP the audit scope and plan for the audit of the fiscal year ended December 31, 2006; and

•

met with each of the internal auditor and Ernst & Young LLP, outside the presence of management, to discuss, among other things, the Company’s financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in

Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (ii) the effectiveness of the Company’s internal control over financial reporting.

During the course of 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the documentation, testing and evaluation and provided oversight and advice to management during the process. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K relating to its audit of (i) the financial statements and financial statement schedule; (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting; and (iii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended and as adopted by Public Company Accounting Oversight Board (the “PCAOB”) Rule 3200T, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company and has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, as amended and as adopted by PCAOB Rule 3600T, “Independence Discussions with Audit Committees”. The Audit Committee has also considered the compatibility of the provision of non-audit services with Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Old Dominion Freight Line, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The Audit Committee,

J. Paul Breitbach, Chairman
John A. Ebeling
W. Chester Evans, III

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We believe that pay-for-performance incentives produce results that are more aligned with overall corporate objectives and shareholder interests. As a result, we structure components of short-term compensation for our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers (together, our “named executive officers”) that are based upon our financial performance and we place significant weight on those “at risk” components to motivate and compensate our named executive officers. We recognize that this philosophy can produce higher-than-market compensation in periods of high financial achievement and conversely, lower-than-market compensation during depressed phases of the economic cycle. In 2006, approximately 75% of the total compensation earned by our named executive officers was directly linked to either our pre-tax income or our operating ratio, which is a common industry performance measure that is calculated by dividing our operating expenses by revenue. Below is a three-year table that reflects these metrics and other financial measurements that we consider in evaluating the overall effectiveness of our compensation philosophy:

(In thousands)

Year	Revenue	Pre-tax Income	Net Income	Rolling Five - Year Compound Annual Growth Rate of Net Income	Operating Ratio
2006	$1,279,431	$119,343	$72,569	43.6%	89.8%
2005	$1,061,403	$90,271	$53,475	31.3%	90.8%
2004	$824,051	$64,587	$38,992	22.0%	91.4%

We believe long-term incentives are also necessary to reward loyalty and appreciation of shareholder value. Accordingly, we have structured long-term components of compensation for our named executive officers that require vesting and continuing service periods and are tied to the value of our common stock.

Objectives of Our Executive Compensation Programs

The primary objectives of our executive compensation programs are to:

•	motivate and reward our executives to increase profitability;

•	provide incentives to our executives to increase long-term shareholder value; and

•	promote and foster an environment of cooperation and “team spirit”.

The secondary objectives of our executive compensation programs are to:

•	attract and retain talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive less-than-truckload segment of the transportation industry;

•	retain our executives by providing long-term incentives that reward loyalty and longevity; and

•	retain our executives by providing compensation protection from a change in ownership.

Principal Components of our Executive Compensation Programs

We utilize the following components of compensation, described in detail below, with respect to each of our named executive officers to achieve the short-term and long-term objectives of our executive compensation programs:

•	Annual Base Salary

•	Executive Profit Sharing Bonus Plan

•	Phantom Stock Plan

•	Nonqualified Deferred Compensation Plan

•	Employment Agreements

•	Change of Control and Severance Considerations

•	401(k) Retirement Plan

•	Other Benefits and Perquisites

In determining both the adequacy and allocation of our components of compensation, our Compensation Committee periodically engages third parties to benchmark our compensation programs to make recommendations to the Committee and our Board of Directors. We most recently engaged an independent third-party compensation consultant in 2003 to review our compensation programs, review the components of compensation and benchmark the compensation of our 2002 named executive officers. The peer group in this benchmarking study included the following six less-than-truckload carriers, all of which were publicly held at that time: Arkansas Best Corporation, CNF Inc., Overnite Corporation, Roadway Corporation, USFreightways Corporation and Yellow Corporation. In its final report, the consultant concluded that total compensation for each of our 2002 named executive officers was below all comparable members of the peer group companies. As a group, our named executive officers were compensated at 32.2% of the median total compensation for the executives in the peer group. To make our compensation programs more competitive, the consultant recommended the adoption of long-term compensation components. As a result, we subsequently entered into employment agreements with our four most senior executives and we adopted the Phantom Stock Plan and the Change of Control Severance Plan for Key Executives, which are discussed in more detail below and on pages 20 and 25, respectively, of this proxy statement.

We currently have no active stock option plan in place for our directors or employees and have no outstanding stock options. We believe our Phantom Stock Plan is an effective means to motivate our named executive officers to increase shareholder value and currently do not believe that adding stock options to the mix of total compensation is necessary to achieve our compensation objectives.

The allocation of each component of compensation to our named executive officers is discussed below and is also reflected in the Summary Compensation Table provided on page 18 of this proxy statement.

Annual Base Salary

The third-party compensation consultant concluded in 2003 that the 2002 annual base salary we provided to our named executive officers was below the annual base salaries of other comparable executives within our peer group, which is consistent with our philosophy to place greater weight on “at risk” components of compensation. Since that study, we have increased the base salaries of our named executive officers annually for an inflationary factor and in many instances, a modest incremental adjustment for our overall growth and financial performance.

We determined that the average 2006 increase for annual base salaries for all officers, including our named executive officers, should be approximately 4.3%. This increase consisted of approximately a 1.4%—2.0% increase for inflation for each officer and an additional amount ranging from 0.0% to 4.5%. As a result, our named executive officers received aggregate increases in their annual base salaries for fiscal 2006 ranging from 1.4% to 6.4%.

Executive Profit Sharing Bonus Plan

Our named executive officers participate with certain other employees in our Executive Profit Sharing Bonus Plan, or XPS plan. Each participant in the XPS plan is eligible to receive a monthly bonus based upon a fixed percentage of our pre-tax income. In 2006, these fixed percentages were as follows for our named executive officers: Earl E. Congdon, 1.90%; J. Wes Frye, 0.35%, David S. Congdon, 1.15%; John R. Congdon, 0.40%; and John B. Yowell, 0.50%. The report by the compensation consultant in 2003 indicated that the XPS plan bonuses for our named executive officers exceeded the bonuses offered by our peer group. As our financial performance has continued to improve, the XPS bonus has become a greater component in the overall compensation of our named executive officers. We have annually reviewed, but not modified, the participation factor for our named executive officers as we believe the growth in this component of compensation is appropriate and consistent with our compensation philosophy of performance-based, “at risk” incentives. We have also considered that this component provides compensation for the absence of both a significant retirement plan for many of our named executive officers and an annual base salary significantly less than those provided by our industry competitors.

Phantom Stock Plan

The Old Dominion Freight Line, Inc. Phantom Stock Plan, adopted on May 16, 2005, provides a long-term retirement incentive for our named executive officers. While awards under this plan are discretionary, it has been our practice to award phantom stock annually during the first quarter of the year based upon our operating ratio for the prior fiscal year. The 2006 and 2007 awards, which were recommended by our Compensation Committee and approved by our Board of Directors, were based upon a percentage of the named executive officer’s base salary as follows:

Operating Ratio	% of Annual Base Salary
Greater than 91%	No award
90% to 91%	20%
89% to 90%	30%
88% to 89%	40%
Less than 88%	50%

The first awards granted pursuant to this plan were approved on January 30, 2006 and granted on February 7, 2006. Our operating ratio for 2005 was 90.8%; therefore, the number of phantom shares awarded to each named executive officer was equal to 20.0% of base salary at year-end 2005 divided by the average closing price of our common stock for the fourth, fifth and sixth day following the release of our fourth quarter 2005 earnings press release.

On January 29, 2007, the Compensation Committee approved additional awards under the plan that were granted on February 12, 2007. As a result of an operating ratio of 89.8% for 2006, the number of phantom shares we awarded each named executive officer was equal to 30.0% of base salary at year-end 2006 divided by the average closing price of our common stock for the fourth, fifth and sixth day following the release of our fourth quarter 2006 earnings press release.

Phantom stock awards are generally subject to a five-year vesting period or the earlier to occur of the following: the date of a change of control in our ownership; the fifth anniversary of the grant date of the award, provided the named executive officer is employed by us on that date; the date of the named executive officer’s death while employed by us; the date of the named executive officer’s total disability; or the date the named executive officer attains the age of 65 while employed. Awards that are not vested upon termination of employment are forfeited. If termination occurs prior to attaining the age of 55, all vested and unvested awards are forfeited unless the termination results from death or total disability. Phantom stock awards are settled in cash after the required vesting period has been satisfied and upon termination of employment. The named executive officer is entitled to receive the fair market value of each share of phantom stock awarded on the settlement date, which is generally paid in 24 monthly installments. Because of the required vesting period and settlement provisions, this component of compensation generally rewards longevity and provides a retirement benefit to our named executive officers that is tied directly to shareholder value.

Nonqualified Deferred Compensation Plan

We do not provide a significant retirement plan for our named executive officers. While we offer a 401(k) plan and we make matching contributions to that plan, the limits on both employee contributions and our match prevent our named executive officers from saving an amount that we believe is adequate for their retirement or competitive with similarly-situated executives at other companies in our industry. As a result, we have provided an opportunity for our named executive officers to defer significant percentages of both their annual base salary and their monthly XPS plan bonuses pursuant to the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. as a means to fund their retirement. This plan is described in further detail on page 22 of this proxy statement.

Section 162(m) of the Internal Revenue Code generally limits amounts that can be deducted for compensation paid to executives to $1 million, unless certain requirements are met. Although we prefer to deduct all compensation paid to our named executive officers, we may exceed the limits of deductibility in order to achieve our primary compensation objectives. In 2006, each of our named executive officers voluntarily deferred any amounts of compensation in excess of $1 million into the 2006 Nonqualified Deferred Compensation Plan so that we did not lose the deductibility for the compensation that was paid to them for fiscal 2006.

Employment Agreements

In 2004, based in part upon the analysis of our compensation and retention incentives conducted by the third-party consultant retained in 2003, we decided to enter into employment agreements with our four most senior executives, each of whom is a named executive officer: Earl E. Congdon, our Chief Executive Officer; David S. Congdon, our President and Chief Operating Officer; John B. Yowell, our Executive Vice President; and John R. Congdon, our Senior Vice President. The factors supporting our decision were:

•

we did not have non-competition and non-solicitation agreements in place, which could expose us to increased competition in the event that one of these executives was terminated and subsequently hired by one of our competitors;

•

we wanted to provide long-term incentives to retain David S. Congdon and John B. Yowell, which we believe will help ensure the continuity of leadership upon retirement of Earl E. Congdon and John R. Congdon;

•	we wanted to provide protection to these executives in the event of a change in control of Old Dominion Freight Line, Inc.; and

•

these four employees were also major shareholders of our common stock and, without sufficient life insurance, a liquidation of shares to provide for estate taxes could result in a sudden and significant drop in the market for our common stock.

As a result, on May 17, 2004, we entered into employment agreements with each of these four most senior executives. Each agreement is tailored to address the competitive and financial exposures to both us and the employee as detailed above. Each separate agreement requires the executive to perform duties customarily performed by persons holding their respective positions and to perform other services and duties that we may reasonably assign. A more detailed discussion of the terms and provisions of these agreements is provided beginning on page 23 in this proxy statement.

We periodically review these employment agreements to determine if they should be modified in any way. We made no modifications to any of the employment agreements in 2006.

Change of Control and Severance Considerations

On May 16, 2005, we adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives for eligible key executives, which generally includes all of our officers except for Earl E. Congdon, David S. Congdon, John B. Yowell and John R. Congdon, whose employment agreements provide for change of control and severance considerations. Under this plan, termination of a participant’s employment by us for any reason other than for cause, death or total disability, or by the participant for good reason occurring within 36 months following a change in control (as defined on page 25 of this proxy statement), entitles the participant to receive the following benefits: receipt of base salary through the last day of the month in which the termination date occurs; monthly termination compensation during a compensation continuance period; and continued participation in our welfare benefit plans until the earlier of the participant’s death or the last day of the compensation continuance period. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service in excess of 10 years that has been completed by the participant as of the termination date, not to exceed 36 calendar months. Monthly termination compensation is one-twelfth of the participant’s annual base salary plus the average annual cash bonus earned during the three full calendar years preceding the termination date, provided the employee is terminated within 12 months of a change in control. If termination due to a change in control occurs within 13 to 24 months or within 25 to 36 months, the participant is entitled to two-thirds or one-third, respectively, of his monthly termination compensation over the compensation continuance period.

The employment agreements for each of Earl E. Congdon, David S. Congdon, John B. Yowell and John R. Congdon provide for post-employment benefits that result from a change in control, which is defined on page 23 of this proxy statement. We determined that, due to their age, the risk in loss of income to Earl E. Congdon and John R. Congdon in the event of a change of control was not as great as that risk to David S. Congdon and John B. Yowell and, therefore, less post-employment benefits were provided in their employment agreements. In the event of a change in control, each of Earl E. Congdon and John R. Congdon are entitled to receive a lump sum payment equal to three times their average annual total compensation for the five years preceding a change of control, less one dollar.

Under their employment agreements, David S. Congdon and John B. Yowell are entitled to receive post-employment benefits upon termination for any reason except for cause. These post-employment benefits include: (i) their base salary through the last day of the month of termination; (ii) three years of annual compensation continuance, paid weekly, calculated by averaging the three years in the five-year period preceding termination that produces the highest average annual compensation; (iii) a lump sum special termination bonus equal to the amount of the highest annual bonus earned by the executive during any one of the three calendar years preceding termination; and (iv) participation at no cost to the executives and their families in our welfare benefit programs during the compensation continuance period, which includes health, dental, vision and life insurance programs as well as continuance in our non-qualified deferred compensation. These post-employment benefits are not predicated upon a change in control.

We believe that the Change of Control Severance Plan for Key Executives and the employment agreements provide a reasonable level of protection to our named executive officers in the event of a change in control of ownership of the Company. We also believe the post-employment benefits provided in the employment agreements for David S. Congdon and John B. Yowell are effective incentives for retaining these key executive officers, who we believe are critical to our continued success.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant’s contributions. We consider this match in our evaluation of overall compensation; however, we believe the maximum employee contribution and matching limits in our plan would not provide an adequate vehicle to fund our named executive officers’ retirement needs.

Other Benefits and Perquisites

Our named executive officers participate equitably, except as noted below, with all employees in our employee benefit plans that include medical, dental, vision, long-term disability and group life insurance. Each named executive officer receives term life insurance benefits insuring his life for $300,000. In addition, the employment agreements with David S. Congdon and John B. Yowell provide for the reimbursement of premiums for up to $10,000,000 in term life insurance benefits. We also have endorsed $2,000,000 in death benefits to John R. Congdon’s spouse provided by two split-dollar life insurance contracts that we own. We believe the life insurance provided to these named executive officers offers some protection from a liquidation of stock that could cause a sudden and significant decline in the market for our common stock, which might occur upon their death in order to provide for estate taxes. Earl E. Congdon, at his own expense, has obtained additional life insurance benefits that we deem adequate in mitigating this risk; therefore, no additional life insurance benefits were provided to him.

We provide basic employee group health and dental coverage for all employees but charge a premium for dependent and family coverage. We have determined that these premiums be waived as part of the overall compensation provided to our named executive officers.

The named executive officers, with the exception of J. Wes Frye and John R. Congdon, are provided the use of an automobile paid for by us. We have increased the annual base salary commensurately for both Mr. Frye and Mr. John R. Congdon to compensate for the absence of this perquisite.

We allow Earl E. Congdon, David S. Congdon, John B. Yowell and John R. Congdon to each use our corporate aircraft for personal use. Each of these four named executive officers are also related persons and beneficially own a significant amount of our common stock. In 2006, personal use of our corporate aircraft was limited to 8.1% of the total hours that our aircraft was utilized, which we consider to be insignificant. The incremental cost for personal usage of our corporate aircraft is reflected for each of our named executive officers on page 19 of this proxy statement.

The employment agreements for Earl E. Congdon, David S. Congdon and John B. Yowell provide for additional perquisites. Each of these named executive officers is entitled to a special annual bonus equal to the amount necessary to pay all taxes applicable to income derived from the personal use of our corporate aircraft. The special annual bonus also provides for the payment of all taxes applicable to the income derived from the life insurance benefits in the employment agreements for David S. Congdon and John B. Yowell.

The employment agreements for Earl E. Congdon, David S. Congdon and John B. Yowell also provide for the payment of annual membership dues and initiation fees for memberships in private clubs in accordance with our practice prior to executing these employment agreements. We also utilize these club memberships for employee functions, vendor relations and customer events.

We believe the above perquisites, which are quantified for each named executive officer on page 19 of this proxy statement, are not a significant component of our overall compensation program.

Role of Named Executive Officers in Compensation Decisions

Earl E. Congdon and David S. Congdon have a significant role in the compensation-setting process. The most significant aspects of this role are:

•	evaluating employee performance;

•	establishing business performance targets and objectives; and

•	recommending salary levels and equity or non-equity based awards, as appropriate.

Neither Earl E. Congdon nor David S. Congdon participate in any decisions regarding their own performance, salary levels or equity or non-equity based awards that may be granted to them.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis (the “CD&A”) required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, we recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

The Compensation Committee,

W. Chester Evans, III, Chairman
Robert G. Culp, III
Franz F. Holscher

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides an overview of 2006 compensation earned by our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)(3)	Total ($)
Earl E. Congdon Chairman of the Board and Chief Executive Officer	2006	439,740	86,616	2,258,402	108,048	2,892,806
J. Wes Frye Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary	2006	186,390	36,099	416,021	6,380	644,890
David S. Congdon President, Chief Operating Officer and Director	2006	250,860	48,611	1,366,928	110,557	1,776,956
John R. Congdon Senior Vice President and Vice Chairman of the Board	2006	309,740	60,792	475,453	32,480	878,465
John B. Yowell Executive Vice President	2006	210,810	40,325	594,316	60,386	905,837

(1)

Awards were granted in 2006 pursuant to the provisions of the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Phantom Stock Plan”). These awards were based on fiscal year 2005 financial results and are included below in the Grants of Plan-Based Awards Table. Each named executive officer was awarded a number of phantom shares equal to 20.0% of base salary at year-end 2005 divided by the average closing price of our common stock for the fourth, fifth and sixth days following our fourth quarter 2005 earnings press release. The value of these awards was determined by multiplying the number of phantom stock shares awarded to each named executive officer by the closing share price of $27.62 on the grant date of February 7, 2006, and assumes that all shares will vest based on the requirements of the Phantom Stock Plan. While we used 2005 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers.

(2)	Pursuant to our XPS plan we pay monthly incentive cash bonuses to our named executive officers based upon our pre-tax income during the fiscal year. Profit-sharing bonuses are generally paid in the month following the actual month earned. The XPS bonuses earned for December 2006 were paid in January 2007 but are included in these totals.
(3)	See “All Other Compensation” below for the amounts and descriptions of these components of compensation.

All Other Compensation

The allocation of 2006 “All Other Compensation” from the Summary Compensation Table is presented below:

Name	Personal Use of Corporate Aircraft (1)	Life Insurance Premiums (2)	Personal Use of Corporate Automobile (3)	Company Contributions to the 401(k) Plan (4)	Club Memberships (5)	Special Bonus (6)	Total
Earl E. Congdon	$79,108	$6,232	$5,691	$5,200	$1,722	$10,095	$108,048
J. Wes Frye	—	$1,301	—	$5,079	—	—	$6,380
David S. Congdon	$50,406	$20,381	$9,266	$5,559	$5,112	$19,833	$110,557
John R. Congdon	$6,690	$20,651	—	$5,139	—	—	$32,480
John B. Yowell	—	$27,651	$6,093	$5,770	$4,632	$16,240	$60,386

(1)	For the purpose of this table, compensation for the personal use of the corporate aircraft is calculated using incremental variable costs per flight hour.
(2)	Includes the following: (i) the taxable excess group term-life insurance premiums under our group term life insurance policy for all employees; (ii) reimbursement of term-life premiums for policies up to $10,000,000 provided to David S. Congdon and John B. Yowell under their employment agreements that are further described in “Compensation Discussion and Analysis – Employment Agreements”; and (iii) the taxable benefit to John R. Congdon for our endorsement of $2,000,000 in death benefits to Mr. Congdon’s spouse under two split-dollar life insurance policies insuring the life of John R. Congdon.
(3)	The amount reflected in the table for personal use of a Company automobile is calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus business mileage.
(4)	Each of our named executive officers are eligible to participate in the Old Dominion 401(k) Employee Retirement Plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guarantee a match of 30% of the employee’s first 6% of contributions or a discretionary match of ten percent of net income, whichever is greater.
(5)	Club membership dues and initiation fees are provided for in the employment agreements with Earl E. Congdon, David S. Congdon and John B. Yowell, which are further described in “Compensation Discussion and Analysis – Employment Agreements”.

(6)	The special bonus consists of reimbursements for the payment of taxes on the personal use of Company aircraft and term-life insurance premiums reimbursed to the employee, both of which are pursuit to the employment contracts with each named executive officer, which are further described in “Compensation Discussion and Analysis – Employment Agreements”.

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made during fiscal 2006:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum
Earl E. Congdon	2/7/06	—	—	—	3,136	$86,616
J. Wes Frye	2/7/06	—	—	—	1,307	$36,099
David S. Congdon	2/7/06	—	—	—	1,760	$48,611
John R. Congdon	2/7/06	—	—	—	2,201	$60,792
John B. Yowell	2/7/06	—	—	—	1,460	$40,325

(1)	All payments made pursuant to the XPS plan and relating to the 2006 fiscal year have been made and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The XPS plan remains in effect and monthly payments relating to the 2007 fiscal year will be made to our named executive officers based upon a fixed percentage of pre-tax income as described in “Compensation Discussion and Analysis –- Executive Profit Sharing Bonus Plan”.
(2)	Shares of phantom stock awarded in 2006 were based upon our financial performance in fiscal year 2005. Each named executive officer was awarded shares of phantom stock equal to 20% of base salary at year-end 2005 divided by the average closing price of our common stock on the fourth, fifth and sixth days following our fourth quarter 2005 earnings press release. While we used 2005 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers. No shares of common stock will be issued pursuant to the Phantom Stock Plan, as the awards are settled in cash.
(3)	The grant date fair value of phantom stock shares is determined by the number of shares set forth above multiplied by the February 7, 2006 closing share price of $27.62.

Old Dominion Freight Line, Inc. Phantom Stock Plan

On May 16, 2005, our Board of Directors approved and we adopted the Old Dominion Freight Line, Inc. Phantom Stock Plan, which provides a long-term retirement incentive for our key executives that is tied directly to shareholder value. Each share of phantom stock awarded under this plan represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date, to be paid out of our general funds. The maximum number of shares of phantom stock available for awards under the Phantom Stock Plan is 375,000, after adjusting for the three-for-two stock split on November 30, 2005. No shares of common stock will be issued pursuant to the Phantom Stock Plan.

Generally, each award vests on the earlier to occur of the following: a change of control in our ownership; the fifth anniversary of the grant date of the award, provided the participant is employed on such date; the date of the participant’s death while employed; the date of the participant’s total disability; or the date the participant attains the age of 65 while employed by us. The Phantom Stock Plan is discussed in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Outstanding Awards at Fiscal Year-End

The following table displays the Phantom Stock Plan awards that have not vested at year-end 2006, due to the vesting requirements of the Phantom Stock Plan:

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J. Wes Frye	1,307	31,459
David S. Congdon	1,760	42,363
John B. Yowell	1,460	35,142

(1)	The vesting provisions of these phantom stock shares are described above. No shares of common stock will be issued pursuant to the Phantom Stock Plan, as the awards are settled in cash.
(2)	The market value of phantom stock shares that have not vested at year-end 2006 for each named executive officer is determined by the number of shares set forth above multiplied by the December 31, 2006 closing share price of $24.07.

Stock Vested

The following table displays the Phantom Stock Plan awards that have vested at year-end 2006:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Earl E. Congdon	3,136	—
John R. Congdon	2,201	—

(1)	Both Earl E. Congdon and John R. Congdon have attained the age of 65 while employed with the Company and therefore, under the plan, have fully vested in all phantom shares awarded.
(2)	Participants are only entitled to receive cash amounts due for each vested share of phantom stock on the settlement date, which shall be made from the general funds of the Company. The settlement date is the earlier of: the date of the participant’s termination of employment on or after attaining age 55 for any reason other than death, total disability, or for cause; the date of the participant’s death while employed; or the date of the participant’s termination of employment as a result of total disability. The market values at year-end 2006 for the vested shares of Earl E. Congdon and John R. Congdon are $75,484 and $52,978, respectively, as determined using the number of shares set forth above multiplied by the December 31, 2006 closing share price of $24.07.

Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers’ contributions to and earnings from our nonqualified deferred compensation plans in 2006:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Earl E. Congdon	1,693,801	—	37,622	—	1,731,423
J. Wes Frye	104,005	—	87,246	—	711,551
David S. Congdon	683,464	—	109,016	—	1,289,196
John R. Congdon	—	—	—	—	—
John B. Yowell	89,147	—	43,852	—	452,019

(1)	Contributions represent deferrals of salary and bonuses in 2006. These amounts are included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.
(2)	Aggregate earnings represent the earnings on the investment options selected by each named executive officer in 2006 in our deferred compensation plans. These earnings are not included in the Summary Compensation Table.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc (the “Deferred Compensation Plan”). The Deferred Compensation Plan was established to permit certain management employees of the Company, including each of the named executive officers, to defer receipt of current compensation. The Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from three to fifty percent and/or (ii) bonus by a whole number percentage from five to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options that mirror the actual performance of publicly traded funds. As of each March 31, June 30, September 30 and December 31, the deferred compensation account of each participant is adjusted to reflect gains and losses from their selected investment options in which the amount in the account is deemed invested. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are generally made in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a loan agreement to which the Company is a party. Payments are made from the Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant.

Prior to the adoption of the Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or bonus compensation. The deferral of wages earned subsequent to December 31, 2004 are no longer allowed under this plan, as it did not fully comply with Section 409A of the Internal Revenue Code of 1986, as amended. Gains and losses for this plan are determined in the same manner as for the Deferred Compensation Plan. Distributions are, and will be, handled in the same manner as described above.

Potential Payments Upon Termination or Change of Control

Below is a table of the amount of post-employment payments and benefits that would be provided to our named executive officers under the provisions of their employment agreements or the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives assuming that the triggering event occurred at December 31, 2006:

Name and Principal Position	Estimated Payout ($)
Earl E. Congdon (1)	5,218,734
J. Wes Frye (2)	1,513,345
David S. Congdon (3)	4,434,604
John R. Congdon (1)	1,507,912
John B. Yowell (4)	2,257,015

(1)	Amount payable pursuant to the named executive officer’s employment agreement is equal to one dollar less than three (3) times the executive’s average annual compensations, which includes base salary, bonus and other amounts included in gross income, for the prior five taxable years before the change in control. This estimated amount is payable only if the executive’s employment is terminated within 12 months of a change of control.
(2)	Amount payable pursuant to the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, which is equal to three times the sum of the executive’s base salary in effect at the termination date and the average of cash bonuses paid in the preceding three full calendar years. This estimated amount is payable only if the executive’s employment is terminated within 12 months of a change of control and is reduced to two-thirds of this amount if terminated within 13 to 24 months and one-third of this amount if terminated within 25 to 36 months of a change in control.
(3)	Amount payable pursuant to the named executive officer’s employment agreement, which includes $3,148,278 payable under a three-year salary continuation provision and $1,286,326 payable under a special termination bonus provision. The settlement provisions of this agreement are further described in “Compensation Discussion and Analysis – Employment Agreements”, but generally provide for the payment of this estimated amount at termination due to retirement, death or disability.
(4)	Amount payable pursuant to the named executive officer’s employment agreement, which includes $1,710,413 payable under a three-year salary continuation provision and $546,601 payable under a special termination bonus provision. The settlement provisions of this agreement are further described in “Compensation Discussion and Analysis – Employment Agreements”, but generally provide for the payment of this estimated amount at termination due to retirement, death or disability.

Our named executive officers, or their beneficiaries, will also receive payments due to them at retirement, death or disability pursuant to our nonqualified deferred compensation plans and 401(k) Retirement Plan, which are set forth above.

Employment Agreements

On May 17, 2004, we entered into employment agreements with Earl E. Congdon, John R. Congdon, David S. Congdon and John B. Yowell. Each of these agreements was reviewed and approved by the Compensation Committee. Each separate agreement requires the executive to perform duties customarily performed by persons holding their respective positions and to perform other services and duties reasonably assigned from time to time by the Company or, with respect to the agreements with Earl E. Congdon and John R. Congdon, the Board of Directors.

Employment Agreements with Earl E. Congdon and John R. Congdon

The employment agreements with Earl E. Congdon and John R. Congdon provide for each executive to receive a base salary to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers, and both executives are entitled to participate in our XPS plan. The Board may also award a discretionary bonus to be paid to each executive in the manner specified by the Board at the time any such bonus is approved; however, none were approved or paid in 2006. Earl E. Congdon is also entitled to (i) a special annual bonus equal to the amount necessary to pay all taxes applicable to income derived from the personal use of corporate aircraft (as well as any taxes on the special annual bonus itself); (ii) membership dues and initiation fees for membership in private clubs; and (iii) an automobile for personal and business use.

Each of the employment agreements provide for a term commencing June 1, 2004, and continuing until the earliest of (i) the death of the executive; (ii) written notice by either of the executives or us of a desire to terminate, subject to a 365-day notice requirement; (iii) termination for “cause”, which generally refers to termination resulting from (a) habitual intoxication that affects job performance; (b) conviction of felony theft, fraud or embezzlement; or (c) conviction of a felony involving moral turpitude; and (iv) termination resulting from total disability. The executive may terminate his employment and forego the 365-day notice requirement if the notice of termination is within 12 months of a change in control. Generally, a change in control is defined in the agreement to be either (i) the date any person or group of persons, excluding employee benefit plans, directly or indirectly becomes the beneficial owner of 20% or more of the combined voting power of the then outstanding shares of common stock; (ii) the date when individuals who at the beginning of any two-year period constitute the Board, plus new directors whose nomination or election was approved by two-thirds of the directors still in office at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the Board; (iii) the date shareholders approve an equity transaction that would result in our voting securities immediately prior to the transaction to represent less than 60% of the combined voting power of our Company or a surviving entity immediately after the transaction; (iv) the date shareholders approve a plan of complete liquidation; (v) the date shareholders approve an agreement to dispose of substantially all of our assets; (vi) the date of a bankruptcy filing; or (vii) the date of any event that the Board determines to constitute a substantial threat to corporate policy or effectiveness.

If we terminate either executive’s employment or either executive voluntarily terminates through exercise of the 365-day notice exception described above, and such exercise occurs within 12 months of a change in control, the executive is entitled to receive a lump sum payment equal to three times the average annual compensation for the prior five taxable years before the change in control, less one dollar. If employment is terminated by the 365-day notice exception and does not occur within 12 months of a change in control, the executive is due only the compensation not paid through the termination date.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the twenty-four month period following such executive’s termination of employment.

Employment Agreements with David S. Congdon and John B. Yowell

The employment agreements with David S. Congdon and John B. Yowell provides each executive with (i) a base salary; (ii) participation in the XPS plan; (iii) reimbursement of life insurance premiums for term life coverage up to $10,000,000 in death benefits; (iv) an automobile for personal and business use; (v) the personal use of corporate aircraft; (vi) membership dues and initiation fees for membership in private clubs; (vii) a discretionary bonus as determined by the Board; and (viii) a special annual bonus equal to the amount necessary to pay all taxes applicable to income derived from the personal use of corporate aircraft and life insurance premium reimbursements.

Each of the agreements provide for a term commencing on June 1, 2004 and continuing until the earliest of (i) May 31, 2007, notwithstanding the provision to automatically extend the term as described below; (ii) the date of death of the executive; (iii) written notice by either the executive or us to terminate, subject to a 90-day notice requirement; (iv) the date of termination due to “cause”, which generally refers to termination resulting from (a) habitual intoxication that affects job performance; (b) conviction of felony theft, fraud or embezzlement; or (c) conviction of a felony involving moral turpitude; (v) the date the executive terminates his employment for good reason, which includes a breach of the employment contract, resignation due to a change in control (as defined in the description of the Employment Agreements with Earl E. Congdon and John R. Congdon), any reduction in the executive’s base salary, the dissolution or liquidation of a significant portion of our assets, the assignment of duties inconsistent with the executive’s position, exclusion from employee benefit plans, transfer of primary work location or substantially greater travel requirements; or (vi) the date of total disability. Unless written notification is provided by either of the executives or the Company, the term is automatically extended on the first day of each month for one additional calendar month, unless either of the executives or we desire to fix the term for a definite three-year period.

Upon termination due to our exercise of the 90-day notice exception, disability, good reason, the executive’s exercise of the 90-day notice exception after attaining the age of 65 or the expiration of a three-year term after being fixed by us, the executive is entitled to receive (i) his base salary through the last day of the month of termination; (ii) three years of annual compensation continuance, to be paid weekly, calculated by averaging the three years in the five-year period preceding termination that produces the highest average annual compensation; and (iii) a lump sum special termination bonus equal to the amount of the highest annual bonus earned by the executive during any one of the three calendar years preceding termination. During the compensation continuance period, we will pay the entire cost for the executives and their families to participate in our welfare benefit programs, which include health, dental, vision and life insurance programs, and the executives may continue to participate in our non-qualified deferred compensation plan.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the twenty-four month period following such executive’s termination of employment.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On May 16, 2005, the Board approved and the Company immediately adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives (the “Severance Plan”) for eligible key executives as determined by the Committee (generally, a senior vice president or vice president). Under the Severance Plan, termination of a participant’s employment by the Company for any reason other than for cause, death or total disability, or by the participant for good reason occurring within 36 months following a change in control, entitles the participant to receive the following benefits: receipt of base salary through the last day of the month in which the termination date occurs; a monthly benefit equal to the participant’s monthly termination compensation, as defined in the Severance Plan, during the compensation continuance period; and continued participation in the Company welfare benefit plans until the earlier of the participant’s death or the last day of the calendar month in which the participant receives his final payment of termination compensation. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service completed by the participant as of the termination date in excess of 10 years, not to exceed 36 calendar months.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Total ($)
J. Paul Breitbach (1)	75,250	75,250
John R. Congdon, Jr.	31,000	31,000
Robert G. Culp, III (2)	62,250	62,250
John A. Ebeling	49,000	49,000
W. Chester Evans, III (2) (3)	50,625	50,625
Franz F. Holscher	38,750	38,750
Harold G. Hoak (4)	17,000	17,000

(1)	Includes $20,500 paid as chairman of a special projects committee that was formed and dissolved in 2006.
(2)	Includes $15,500 paid as member of a special projects committee that was formed and dissolved in 2006.
(3)	Mr. Evans was elected to the Board of Directors at the May 22, 2006 annual meeting and now serves as Chairman of the Compensation Committee and member of the Audit and Governance and Nomination Committees.
(4)	Mr. Hoak served on the Board of Directors and Audit Committee until his retirement effective May 22, 2006.

On July 31, 2006, the Board of Directors approved our current fee structure for outside directors, which was effective immediately. The fee structure in effect prior to July 31, 2006 paid annual retainers to members of the Board, the Audit Committee Chair, the Compensation Committee Chair and the Governance and Nomination Committee Chair of $22,500, $7,500, $5,000 and $5,000, respectively. There were no changes to the annual retainer paid to Committee members or meeting attendance fees. The annual retainers, for both the Board and its Committees, are paid ratably throughout the year at each of the four planned Board meetings. The current fee structure for directors is provided below:

	Board of Directors	Audit Committee	Compensation Committee	Governance and Nomination Committee
Annual Retainer, Chair	N/A	$10,000	$7,500	$7,500
Annual Retainer—Member	$27,500	$5,000	$3,000	$3,000
Meeting Attendance Fee	$1,500	$1,500	$1,500	$1,500

There is no compensation provided for attendance at a telephonic meeting. All directors receive reimbursement of business expenses incurred as a director. Each of Earl E. Congdon, John R. Congdon and David S. Congdon, who are also our officers, receive no retainers or meeting fee compensation for Board services.

RELATED PERSON TRANSACTIONS

Family Relationships

Earl E. Congdon, the Chairman of our Board of Directors and Chief Executive Officer, is the brother of John R. Congdon, the Vice Chairman of our Board of Directors, and is the father of David S. Congdon, our President and Chief Operating Officer. John B. Yowell, the Executive Vice President, is the son-in-law of Earl E. Congdon. John R. Congdon, Jr., a director, is the son of John R. Congdon. Earl E. Congdon, John R. Congdon and David S. Congdon each beneficially own more than 5% of our common stock.

Transactions with Old Dominion Truck Leasing, Inc.

Old Dominion Truck Leasing, Inc. (“Leasing”), a North Carolina corporation whose voting stock is owned by the Earl E. Congdon Intangibles Trust, David S. Congdon, Trustee; the John R. Congdon Revocable Trust; and members of Earl E. Congdon’s and John R. Congdon’s families, is primarily engaged in the business of purchasing and leasing tractors, trailers and other vehicles. John R. Congdon is Chairman of the Board of Leasing, and Earl E. Congdon is Vice Chairman of the Board of Leasing. Since 1986, we have combined our requirements with Leasing for the purchase of tractors, trailers, equipment, parts, tires and fuel. We believe that, by combining our requirements, we are often able to obtain pricing discounts because of the increased level of purchasing. While we believe that this arrangement is beneficial to us, we believe that the termination of this relationship would not have a material adverse impact on our financial results.

In 2006, we charged Leasing $3,000 for vehicle repair, maintenance and other services we provide to Leasing at cost plus a negotiated markup.

We purchased $186,000 of maintenance and other services from Leasing in 2006. We believe that the prices we pay for such services are lower than those that would be charged by unaffiliated third parties for the same quality of work, and we intend to continue to purchase maintenance and other services from Leasing, provided that Leasing’s prices continue to be favorable to us.

We also paid Leasing $519,000 for leased equipment in 2006. The leased equipment was utilized by our customers, who reimbursed us for the lease amount through a periodic billing process that included charges for additional services we provided to these customers.

Split-Dollar Life Insurance Policies

We are a party to two split-dollar life insurance contracts insuring the life of John R. Congdon. We have endorsed a total of $2,000,000 of the death benefits provided by these policies to Mr. Congdon’s spouse and the compensation to Mr. Congdon resulting from this transaction has been reported in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Audit Committee Approval and Related Person Transaction Policy

Each of the foregoing transactions was reviewed and approved by the Audit Committee of our Board of Directors during 2006. In considering whether to approve such transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of the transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy, which was adopted by the Board of Directors in April 2007.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions involving the Company to help ensure that any such transactions are identified and given appropriate consideration. Generally, any transaction, arrangement or relationship with a related person, as defined by Item 404 of Regulation S-K under the Securities Exchange Act of 1934, in an amount exceeding $120,000 and in which the Company was or would be a participant requires the approval of the Audit Committee or a majority of disinterested members of the Board. In making such approval, the Audit Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of the Company and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including but not limited to (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Notwithstanding the foregoing, the Audit Committee has adopted a special approval process for certain transactions that the Company has entered into and will likely continue entering into with Leasing. These transactions include the following four types of transactions with Leasing, which have been separately approved by the Audit Committee: (i) vehicle repair, maintenance and other services that the Company provides to Leasing in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee ("Type 1"); (ii) vehicle repair, maintenance and other services that Leasing provides to the Company in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee ("Type 2"); (iii) leases of dedicated equipment for specific customers, who reimburse us for the lease amount through a periodic billing process that includes charges for additional services we provide ("Type 3"); and (iv) combined purchasing with Leasing of tractors, trailers, equipment, parts, tires and fuel to obtain volume price discounts, subject to review by the Audit Committee no less frequently than quarterly to confirm that the combined purchasing arrangement continues to be in the best interests of the Company (“Type 4”). In the event of a Type 3 transaction and prior to providing leased equipment to the Company’s customers, the Company shall obtain a minimum of three bids from vendors approved by the customer. When Leasing is one of the vendors approved to submit bids, the Company shall disclose to the customer its affiliation with Leasing. Any Type 3 transaction in connection with which the Company receives commissions or other financial benefit from Leasing in an amount that, together with all other Type 3 transactions entered into since the last review of such transactions by the Audit Committee, exceeds $120,000 shall require the approval of the Audit Committee. With respect to each such transaction that is entered into or in conjunction with Leasing, the Audit Committee shall not approve such transaction unless it determines that such transaction is in the best interest of the Company and its shareholders and that the terms are at least as favorable as those that could be obtained in an arms-length negotiation.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved related person transactions greater than $120,000 that remain ongoing and have a remaining term more than six months. Based on the relevant facts and circumstances, the Audit Committee shall determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES AND SERVICES

At its next scheduled meeting on May 21, 2007, the Audit Committee of the Board of Directors will select the independent auditors to audit our financial statements and our internal control over financial reporting for the year ended December 31, 2007, and to attest to management’s report on internal control over financial reporting. A representative of Ernst & Young LLP, which has served as our independent registered public accounting firm since 1994, is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to any appropriate questions. Ernst & Young LLP charged the following fees for services relating to fiscal years 2006 and 2005:

	Fiscal 2006	Fiscal 2005
Audit Fees	$627,000	$611,000
Audit-Related Fees	—	—
Tax Fees	58,000	59,000
All Other Fees	—	—

Total	$685,000	$670,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our financial statements for fiscal years 2006 and 2005, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the audits of (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act and related SEC rules, and (ii) the effectiveness of the Company’s internal control over financial reporting. In 2005, audit fees include fees totaling $41,000 for professional services rendered in connection with a change in accounting principle that we adopted.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees”.

Tax Fees. This category includes the aggregate fees in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees”, “Audit-Related Fees” or “Tax Fees”.

Our engagement of Ernst & Young LLP in 2006 to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2006, without charge, from our web site, http://www.odfl.com, or by writing to J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of them may be obtained upon payment of copying charges.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary or by contacting us at (336) 889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statements in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

DEADLINE FOR SHAREHOLDER PROPOSALS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2008 Annual Meeting in accordance with Rule 14a-8 must ensure that the proposal is received by the Company at its principal executive offices no later than December 19, 2007.

In addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a shareholder, even if the proposal is not to be included in the Company’s proxy statement, our bylaws provide that the shareholder must give timely notice of such business in writing to the Secretary of the Company at least 60 days and not more than 90 days prior to the meeting, except that if public disclosure of the date of the meeting is given less than 70 days prior to the meeting, notice by the shareholder will be considered timely if received by the Secretary by the close of business on the 10th day after public disclosure of the date of the meeting. As to each item of business, the notice must contain (i) a brief description of the business to be brought before the meeting and the reasons therefore; (ii) the name and the address of record of the shareholder and the number of shares of the Company’s common stock owned of record or beneficially by the shareholder; and (iii) any material interest the shareholder has in the proposed business, other than in his or her capacity as a shareholder.

By Order of the Board of Directors

Joel B. McCarty, Jr.
Secretary

Thomasville, North Carolina

April 17, 2007

PROXY

OLD DOMINION FREIGHT LINE, INC.

The undersigned shareholder of Old Dominion Freight Line, Inc. designates Earl E. Congdon, John R. Congdon and Joel B. McCarty, Jr., and any of them, agents to vote the shares of the undersigned at the Annual Meeting of Shareholders, Monday, May 21, 2007, at 10:00 a.m. local time, and at any adjournment thereof, as follows:

Please sign the proxy printed on the other side and return it at once unless you expect to attend the meeting in person. If any other business is presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents named above.

(Continued on reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

OLD DOMINION FREIGHT LINE, INC.

May 21, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯	Please detach along perforated line and mail in the envelope provided.	¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

(1) To elect a board of nine directors.

NOMINEES:
☐	FOR ALL NOMINEES	m Earl E. Congdon m John R. Congdon m J. Paul Breitbach m David S. Congdon m John R. Congdon, Jr. m Robert G. Culp, III m John A. Ebeling m W. Chester Evans, III m Franz F. Holscher	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” SUCH MATTER.
☐	FOR ALL EXCEPT (See instructions below)		Your shares should be represented at the meeting by your proxy. The meeting will be held Monday, May 21, 2007, at 10:00 a.m. local time, at the Executive Offices of Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here:  ●

PLEASE SIGN AND SEND IN YOUR PROXY
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder Date: Signature of Shareholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.